EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made effective the 19th day of February, 1999 (hereinafter, "Effective Date") between CyberOptics Corporation, a corporation organized under the laws of the State of Minnesota and having a principal place of business at 5900 Golden Hills Drive, Golden Valley, MN 55416 (hereinafter "CyberOptics") and Electronic Packaging Company, a corporation organized under the laws of the State of Texas and having a principal place of business at 2209 Wisconsin St., Suite 101, Dallas, TX 75229-2060 (hereinafter "EPC").

WHEREAS, EPC desires to sell all the intellectual property, know-how and goodwill associated with its Loaded Board Inspection Business;

WHEREAS, CyberOptics desires to purchase all the intellectual property, know-how and associated goodwill of EPC's Loaded Board Inspection Business.

NOW THEREFORE, in consideration of the representations, warranties and covenants contained herein, and intending to be legally bound thereby, the parties agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

1. Definitions. Capitalized terms in this Agreement have the meanings stated in this Article 1 or defined elsewhere in this Agreement. A reference to a particular Exhibit is to an Exhibit to this Agreement, each of which is incorporated into and made a part of this Agreement by that reference. A reference to a particular Section is to a Section of this Agreement.

         1.1 End User Documentation. "End User Documentation" means that documentation listed on Exhibit A hereto.

         1.2 Inventory. "Inventory" means the finished goods inventory for the Transferred Assets on the Closing Date (as hereinafter defined).

         1.3 Know-how. "Know-how" means the trade secrets, engineering drawings, manufacturing procedures and methods, bills of materials, specifications and other technical information owned or possessed by EPC with the right to make available to others, relating to the manufacture, assembly, quality control and testing of the Products.

         1.4 Loaded Board Inspection Business. "Loaded Board Inspection Business" means the design, manufacture, assembly, marketing, sales and support for equipment which inspects a printed circuit board which has at least one component thereon, such equipment designed to indicate that a component is properly oriented on the board or that a component which has been placed on the board is the correct component for a particular location.



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         1.5 Liens. "Liens" means mortgages, deeds of trust, pledges, taxes, security interests, liens, leases, licenses, liabilities, encumbrances, costs, charges and claims of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise (including, without limitation, any agreement to give any of the foregoing).

         1.6 Marketing Materials. "Marketing Materials" means substantially all of the following materials pertaining to the Loaded Board Inspection Business:
(i) preexisting database customer lists, including substantially all (a) customer and technical support (bug information) databases, and (b) end user registration databases; (ii) lists of distributors and dealers authorized to sell copies of the Transferred Software or the Products; (iii) training materials; and (iv) advertising and promotional materials.

         1.7 Other IP. "Other IP" means intellectual property not elsewhere specified in this Agreement, and shall include inventions related to the Products, copyrights, maskworks and industrial designs necessary to make, use, sell, reproduce and make derivative works (in part or in whole) of the Products.

         1.8 Patents. "Patents" means all patents, patent applications, re-issues, divisions, continuations, continuations-in-part, re-examinations, invention certificates and patents of addition, U.S. or otherwise, deriving priority, in whole or in part, from the patents or patent applications set forth in Exhibit B, including any others added thereto by written agreement of the parties.

         1.9 Products. "Products" means the EPC 6000 and the EPC 6500 First Article (TM) Inspections Systems, and the data sheets therefor set forth in Exhibit C.

         1.10 Transferred Assets. "Transferred Assets" means the End User Documentation, Inventory, Know-how, Marketing Materials, Other IP, Patents, Transferred Software and Transferred Marks.

         1.11 Transferred Marks. "Transferred Marks" means all of EPC's rights in the "Bitmap Compare" name (including the Intent-to Use application number 75,437,801 filed February 20, 1998 and the "First Article" name (including the regular trademark registration 2,188,548 issued September 8, 1998) and the business and goodwill of EPC associated with such trademarks.

         1.12 Transferred Software. "Transferred Software" means one master copy of the source code and all copies of the object code of the 1) First Article Inspection Program, which uses scanner technology (FA.EXE); 2) First Article "Heads-Up" Program (FA900.EXE); 3) Bitmap Comparison Program, which uses scanner technology (BC.EXE); 4) Model 0900 Repair Inspection "Heads-Up" Program (CAR900.EXE), and 5) CAD Conversion Program, including other software as set forth in Exhibit D hereto.


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


                                    ARTICLE 2

                          ACQUIRED AND LICENSED ASSETS

2. Sale of Assets.

         2.1 Sale. Subject to the terms and conditions set forth in this Agreement, EPC hereby sells, grants, transfers, conveys, assigns and delivers to CyberOptics all of EPC' right, title and interest in and to the Transferred Assets, including the right to make, use, offer for sale and sell the Products as covered by the Patents, and as evidence thereof shall execute and deliver to CyberOptics the Assignment of Copyright in substantially the form of Exhibit E, an Assignment of Patents in substantially the form of Exhibit F and an Assignment of Trademarks in substantially the form of Exhibit G, and CyberOptics hereby accepts delivery thereof.

         2.2 Consideration.

         Cash Payment on Closing Date. Concurrent with the execution and delivery of this Agreement, CyberOptics shall pay EPC the sum of Four Hundred Thousand Dollars ($400,000) (the "Aggregate Purchase Price") in immediately available funds. The date of this Agreement and such transfer is referred to herein as the "Closing Date". CyberOptics shall pay no other consideration, other than the payment provided under the provisions of this Paragraph, to EPC for all rights to its Loaded Board Inspection Business.

         Allocation of Aggregate Purchase Price. EPC and CyberOptics agree to allocate the tangible Assets according to the stated values on the Inventory List attached at Exhibit H. The parties agree not to make a valuation or statement inconsistent with the valuations directed by the provisions of this Paragraph, for all income tax purposes or during the course of an audit.

         2.3 Transfer Taxes. CyberOptics shall pay and promptly discharge when due the entire amount of any and all excise, sales, value-added, use, registration, stamp, transfer and other like taxes ("Transfer Taxes") imposed or levied by reason of this Agreement and the transactions contemplated hereby. Following the date hereof, the parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes (including, without limitation, by effecting electronic transfer of the Transferred Software from EPC to CyberOptics and by executing a resale certificate for Inventory) and EPC will provide information to CyberOptics as CyberOptics may reasonably request in connection with CyberOptics' discussions with any taxing authority relating to any Transfer Taxes; provided, however, that nothing herein shall obligate EPC to appear before, or make any representations to, either directly or indirectly, any such taxing authority.

         2.4 No Liabilities. CyberOptics shall not assume or have any responsibility for any liability, obligation or commitment of EPC or of its shareholders of any nature, whether now or hereafter existing and whether or not related to the Transferred Assets or to the Products, and EPC and its shareholders shall retain all such liabilities, obligations or commitments.


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


                                    ARTICLE 3

                   CYBEROPTICS' REPRESENTATION AND WARRANTIES

Representations and Warranties of CyberOptics. CyberOptics represents and warrants to EPC, as follows:

         3.1 Organization and Standing: Articles and Bylaws. CyberOptics is a corporation duly organized and existing under the laws of the State of Minnesota and is in good standing under such laws. CyberOptics has the requisite corporate power to own and operate its properties and assets and to carry on its business as currently conducted and as proposed to be conducted. CyberOptics is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

         3.2 Corporate Power. CyberOptics has all requisite corporate power to execute and deliver this Agreement and all agreements to be executed and delivered by CyberOptics pursuant to the terms hereof and to carry out and perform its obligations under the terms of this Agreement and such other agreements.

         3.3 Authorization. All corporate action on the part of CyberOptics, necessary for the authorization, execution, delivery and performance of this Agreement and any other agreements contemplated hereby has been taken. This Agreement and any other agreements contemplated hereby, when executed and delivered by CyberOptics, will constitute valid and binding obligations of CyberOptics enforceable in accordance with their respective terms.

         3.4 Compliance with Other Instruments. CyberOptics is not in violation of any term of its Articles of Incorporation or Bylaws, or in any material respect of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, order, statute, rule or regulation applicable to itself. The execution, delivery and performance of and compliance with this Agreement and any other agreements contemplated hereby, have not resulted and will not result in any violation of, or conflict with, or constitute a default under, or result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of CyberOptics, and there is no such violation or default that materially and adversely affects the business of CyberOptics as conducted or as proposed to be conducted, or any of the properties or assets of CyberOptics.

         3.5 Litigation. There are no actions, suits, proceedings or investigations pending against CyberOptics or its officers or properties before any court or governmental agency (or, to the best of the its knowledge, is there any threat thereof) and none that questions the validity of this Agreement or any other agreement contemplated hereby or any action taken or to be taken in connection herewith or therewith. CyberOptics is not a party to or specifically by name subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by CyberOptics currently pending or that CyberOptics currently intends to initiate.


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


         3.6 Brokers or Finders. CyberOptics has not incurred, and will not incur, directly or indirectly, as a result of any action taken by itself, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

         3.7 Transfers. CyberOptics has no present intention to transfer to any third party any of the assets acquired hereby, or all or substantially all of the capital stock of CyberOptics.

         3.8 Bankruptcy Proceedings. No petition has been filed by or against CyberOptics for relief under any applicable bankruptcy, insolvency or similar law; no decree or order for relief has been entered in respect of CyberOptics, voluntarily or involuntarily, under any such law; and no receiver, liquidator, sequestrator, trustee, custodian or other officer has been appointed with respect to CyberOptics or its assets and liabilities pursuant to any such law. No warrant of attachment, execution or similar process has been executed against CyberOptics or any of its assets or properties. CyberOptics has not made any assignment for the benefit of creditors.

                                    ARTICLE 4

                      EPC'S REPRESENTATIONS AND WARRANTIES

4. Representations and Warranties of EPC. EPC and its shareholders, jointly and severally, represent and warrant to CyberOptics, as follows:

         4.1 Organization and Standing: Certificate and Bylaws. EPC is a corporation duly organized and existing under, and by virtue of, the laws of the State of Texas and is in good standing under such laws. EPC has the requisite corporate power to own and operate its properties and assets and to carry on its business as currently conducted and as proposed to be conducted. EPC is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

         4.2 Corporate Power. EPC has all requisite corporate power to execute and deliver this Agreement and all agreements to be executed and delivered by EPC pursuant to the terms hereof and to carry out and perform its obligations under the terms of this Agreement and such other agreements.

         4.3 Authorization. All corporate action on the part of EPC necessary for the authorization, execution, delivery and performance of this Agreement and any other agreements contemplated hereby has been taken. This Agreement and any other agreements contemplated hereby, when executed and delivered by EPC, will constitute valid and binding obligations of EPC, enforceable in accordance with their respective terms.

         4.4 Brokers or Finders. EPC or its shareholders have not incurred, and will not incur, directly or indirectly, as a result of any action taken by EPC or its shareholders, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

         4.5 No Conflict. No consent of any person not a party to this Agreement and no consent of any governmental authority is required to be obtained on the part of EPC or its shareholders to


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


permit the consummation of the transactions contemplated by this Agreement (including without limitation the transfer to CyberOptics of all right, title and interest in and to the Transferred Assets).

         4.6 Litigation. There is no litigation, investigation, arbitration or other proceeding pending or, to the knowledge of EPC, threatened against EPC, its shareholders or the Transferred Assets the result of which would have a material adverse effect on the Transferred Assets.

         4.7 Title to Transferred Assets. EPC has good and marketable title to all of the Transferred Assets, (ii) all of the Transferred Assets are transferred to CyberOptics free and clear of restrictions on or conditions to transfer or assignment, and (iii) all of the Transferred Assets are transferred to CyberOptics free and clear of any Liens, other than the Assumed Contracts.

         4.8 Copyrights, Trademarks and Patents. Neither the Products, the Transferred Software, nor an act of making, using, offering for sale or selling the Products, to the best of EPC's or its shareholders' knowledge: (i) infringe any copyright of any third party, (ii) include any trade secrets that have been misappropriated from any third party, or (iii) infringe any patents of any third party. To the knowledge of EPC or its shareholders, any proprietary information relating to the Transferred Assets has been treated as proprietary and confidential by EPC in accordance with EPC's existing policies.

         4.9 Compliance with Other Instruments. To the extent that any of the following would have a material adverse effect on the ability of EPC to consummate the transactions contemplated by this Agreement: (i) EPC is not in violation of any term of its Certificate of Incorporation or Bylaws, or in any material breach of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, order, statute, rule or regulation (including labor laws, rules and regulations) applicable to EPC; (ii) the execution, delivery and performance of and compliance with this Agreement and any other agreements contemplated hereby, have not resulted and will not result in any violation of, or conflict with, or constitute a default under, or result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of EPC or of its shareholders, and there is no such violation or default that materially and adversely affects the business of EPC as conducted or as proposed to be conducted, or any of the properties or assets of EPC.

         4.10 Bankruptcy Proceedings. No petition has been filed by or against EPC or its shareholders for relief under any applicable bankruptcy, insolvency or similar law; no decree or order for relief has been entered in respect of EPC, voluntarily or involuntarily, under any such law; and no receiver, liquidator, sequestrator, trustee, custodian or other officer has been appointed with respect to EPC or its assets and liabilities pursuant to any such law. No warrant of attachment, execution or similar process has been executed against EPC or any of their assets or properties. EPC has not made any assignment for the benefit of creditors.

         4.11 Transferred Software. Exhibit D sets forth a complete listing of the source code for the most current version of Transferred Software (as set forth on a CD), and when considered together with the Know-how, is sufficient to enable CyberOptics to manufacture Products.


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


         4.12 Sufficiency of Transferred Software. There is no software required to operate, develop, manufacture and troubleshoot the Products other than the Transferred Software.

         4.13 Sufficiency of Intellectual Property. Other than the intellectual property transferred to CyberOptics under the provisions of the assignments in Exhibits E, F and G, there is no additional intellectual property owned by EPC or its shareholders which is required to make, use, offer for sale, make derivative works, reproduce or sell the Products.

         4.14 Ownership of Transferred Assets. EPC is the owner of all the rights in the Transferred Assets and as evidence thereof, shall deliver and execute for the benefit of CyberOptics a Copyright Assignment, such Assignments executed for each of the persons who either developed or created the Transferred Software, a copy of such Agreement set forth at Exhibit I.

                                    ARTICLE 5

                                   NO WARRANTY

5. No Warranty.

         CYBEROPTICS ACKNOWLEDGES THAT EPC TRANSFERS THE TRANSFERRED ASSETS "AS IS" WITHOUT ANY REPRESENTATIONS OR WARRANTIES REGARDING FUNCTIONALITY, PERFORMANCE, USE, OPERATION OR SPECIFICATIONS, AND WITHOUT EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND (EXCEPT THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 4 HEREOF), INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL EPC BE LIABLE TO CYBEROPTICS FOR LOSS OF PROFITS, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, OR OTHER SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

                                    ARTICLE 6

                             ADDITIONAL PROVISIONS

6. Additional Agreements.

         6.1      Confidentiality.

         (A) Each of the parties hereto hereby agrees to keep any information or knowledge obtained pursuant to any provision of this Agreement, or the negotiation and execution hereof or the effectuation of the transactions contemplated hereby, confidential; provided, however, that (i) CyberOptics has no obligation to keep information or knowledge constituting a portion of the Transferred Assets confidential, and (ii) the foregoing shall not apply to information or knowledge which
                  (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party and not subject to a confidentiality obligation, (b) is generally known to the public and did not become so known through any violation of law or this Agreement, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is


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


                  required to be disclosed by order of court or government agency with subpoena powers, or (f) is disclosed in the course of any litigation between any of the parties hereto.

         (B) In furtherance of the confidentiality provisions of Paragraph 6.1(A), EPC agrees to execute the two Non-Compete and Confidentiality Agreements as set forth in Exhibit J.

         6.2 Transaction Costs. Each party shall be responsible for its own costs, expenses and claims (including attorneys' fees) arising out of its negotiation, execution and performance of this Agreement and all transactions contemplated hereby.

         6.3 Transition Assistance. In order to assist CyberOptics in assimilating the Transferred Assets (not for the purpose of making further improvements to the Transferred Assets), EPC agrees to provide CyberOptics with the following:

         (A) The services of Stephen J. Foster and Evan J. Evans who shall make available to CyberOptics in the aggregate up to one hundred forty (140) hours of consulting time; (ii) who shall be available to CyberOptics during regular business hours for a period not to exceed six (6) months after the Closing Date (even if CyberOptics has not accrued an aggregate of 140 hours of consulting time at the end of such period); and (iii) whose salaries and benefits during such period shall be paid by EPC but whose reasonable travel and other business expenses shall be reimbursed by CyberOptics within ten (10) days of a request therefor. Up to forty (40) hours of consulting time shall be at CyberOptics' facility and up to one hundred (100) hours shall be at EPC's facilities. EPC shall have no obligation to replace an individual who is hired by, or enters into an employment, consulting or similar agreement with CyberOptics. In the absence of willful misconduct or gross negligence on the part of the employees of EPC provided hereunder, no claim shall be made by CyberOptics with respect to the actions of such employees or EPC' compliance with the provisions of this Paragraph.

         (B) Any modification, translation, improvement or derivative work (collectively, a "Modification") of the Transferred Software made by (i) the individual referred to in Paragraph 6.3(A) during the period of such individual's performance of the services contemplated by Paragraph 6.3(A), alone or together with CyberOptics employees, shall be owned solely by CyberOptics. To the extent EPC would otherwise have any ownership rights in or to such Modification, EPC hereby assigns such rights to CyberOptics and will execute any documentation reasonably necessary to effectuate such assignment.

         6.4 Assistance for Improvements.. EPC agrees to provide reasonable consulting assistance to CyberOptics, within two years of the Closing Date, to be performed by the two individuals identified in paragraph 6.3(A), for improvements which CyberOptics desires to make to the Products or to the Transferred Software. Such consulting shall be available from EPC only as its business allows; provided however, that EPC agrees to sign a mutually agreed upon consulting agreement for services at the rate of one hundred seventy five ($175) dollars per hour, plus reasonable travel expenses.


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         6.5 Customer Transition. Both CyberOptics and EPC will use commercially reasonable efforts to implement a smooth transition of operations to CyberOptics to the end that any customers of EPC which own any of the Products will experience as little disruption or delay in supply, support or service as is reasonably practicable; provided, however, that (i) in the absence of willful misconduct or gross negligence on EPC's part, no claim shall be made by CyberOptics with respect to EPC's alleged noncompliance under the provisions of this Paragraph, and (ii) in the absence of willful misconduct or gross negligence on the part of CyberOptics, no claim shall be made by EPC with respect to CyberOptics' alleged noncompliance under the provisions of this Paragraph. EPC agrees to notify their dealers and distributors that EPC will no longer offer the Products, and that CyberOptics will now offer the Products. CyberOptics shall assume the support of those customers which have purchased the EPC 6000 product before the Closing Date.

         6.6 Non-Compete with EPC Spare Parts Exception. For a period of six (6) years after the Closing Date, EPC will not engage directly or indirectly in the Loaded Board Inspection Business; provided, however, that 1) EPC may either sell the EPC 5400 or sell spare parts therefor, to any of the customers listed in Exhibit K; or 2) sell EPC products within the Loaded Board Inspection Business to CyberOptics; or 3) provide consulting services to CyberOptics as per the provision of this Agreement. Ownership of less than 1% of the outstanding stock of any publicly traded corporation shall not be deemed solely by reason thereof to be the engagement in such corporation's businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Paragraph is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         6.7 License Back to EPC. CyberOptics hereby grants a worldwide, non-exclusive, fully paid-up, non-transferable license to EPC under the Transferred Software, for the exclusive purposes of fulfilling the provisions of Paragraph 6.6.

         6.8 Bulk Sales. CyberOptics hereby agrees to waive the requirement, if any, that EPC comply with any bulk transfer law which may be applicable to the transactions contemplated by this Agreement; provided, that EPC and its shareholders agree to indemnify and hold harmless CyberOptics with respect to any noncompliance with such laws and CyberOptics' waiver with respect thereto.


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                                    ARTICLE 7

                                 INDEMNIFICATION

7. Indemnification.

         7.1 Agreement to Indemnify. EPC hereby agrees to indemnify and hold CyberOptics harmless against and in respect of any loss, cost, expense, claim, liability, deficiency, judgment or damage, including reasonable legal fees and expenses (individually, a "Loss"; and collectively, "Losses") incurred by CyberOptics as a result of any inaccuracy in or breach of a representation or warranty of EPC contained in this Agreement. CyberOptics shall not be entitled to recover any amount of indemnification claims hereunder unless and until the aggregate of all such claims exceeds, in the aggregate, $25,000, in which event CyberOptics shall be entitled to recover all amounts of Losses in excess of $25,000; provided, however, that in no event shall CyberOptics and its directors, officers and affiliates be entitled to recover more than the amount of the Aggregate Purchase Price actually paid by CyberOptics to EPC when EPC's indemnity obligation hereunder expires.

         7.2 Expiration of Indemnification. The indemnification obligations under the provisions of Paragraph 7.1 and the representations and warranties contained in this Agreement shall terminate at 5:00 p.m., Central Standard Time on the first anniversary of the Closing Date, but shall not terminate as to any Loss asserted prior to such date.

         7.3 Procedure for Indemnification.

         (A) In the event that CyberOptics shall incur or suffer any Losses in respect of which indemnification may be sought by such party pursuant to the provisions of this Article 7, CyberOptics shall assert a claim for indemnification by written notice (a "Notice") to EPC briefly stating the nature and basis of such claim. In the case of Losses arising by reason of any third party claim, the Notice shall be given within thirty (30) days of the filing or other written assertion of any such claim against CyberOptics, and if any Notice is given after such date, it shall have no effect.

         (B) CyberOptics shall provide to EPC on request all information and documentation reasonably necessary to support and verify any Losses which CyberOptics believes give rise to a claim for indemnification hereunder and shall give EPC reasonable access to all books, records and personnel in the possession or under the control of CyberOptics which would have bearing on such claim; provided, however, that to the extent CyberOptics is prohibited by reasonable provisions of any third-party nondisclosure agreement from providing EPC with any of the foregoing, CyberOptics agrees to use its best efforts to obtain the consent of such third party to the disclosure of the information and documentation as contemplated under the provisions of this Paragraph.


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


         (C) In the case of third party claims for which indemnification is sought, EPC shall have the option (i) to conduct any proceedings or negotiations in connection therewith, (ii) to take all other steps to settle or defend any such claim, and
                  (iii) to employ counsel to contest any such claim or liability in the name of CyberOptics or otherwise; however, EPC shall notify CyberOptics of their intentions with respect to any of the foregoing within thirty (30) days after receipt of notice of any such claims. In any event, CyberOptics shall be entitled to participate at its own expense (which expense shall not constitute a Loss) with its own counsel in any proceedings relating to any third party claim, including without limitation settlement negotiations. If CyberOptics shall settle such claim, any such settlement without the prior written consent of EPC shall not be determinative of the amount of any Loss or of any entitlement to indemnification. EPC and CyberOptics agree to cooperate reasonably with each other in connection with the defense of any claim. EPC will have no liability to CyberOptics for any breach of representations and warranties based on (i) modification of the Transferred Software. Subject to the provisions of Paragraph 7.1, if and to the extent EPC is responsible pursuant hereto to indemnify CyberOptics in respect of a third-party claim, then within ten (10) days after the occurrence of a settlement or judgment with respect to such third party claim, EPC shall deliver to CyberOptics cash equal to the amount of any Losses (or such portion thereof as EPC shall be responsible for pursuant to the provisions hereof). Subject to the provisions of Paragraph 7.1, in the event that any Losses incurred by CyberOptics do not involve payment by CyberOptics of a third party claim, then, if and to the extent EPC is responsible pursuant hereto to indemnify CyberOptics against such Losses, EPC shall, within ten (10) days after agreement on the amount of Losses or the determination of the amount by an arbitrator in accordance with the provisions of Paragraph 7.4 hereof, deliver to CyberOptics cash equal to the amount of such Losses (or the portion thereof as EPC shall be responsible for pursuant to the provisions hereof).

         7.4 Arbitration. Any controversy involving a claim by an indemnified party pursuant to this Article 7 shall be finally settled by arbitration in Minneapolis, Minnesota, in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association (or of any successor association), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by an arbitrator chosen by mutual agreement of CyberOptics and EPC. Failing such agreement, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interest with CyberOptics or EPC: CyberOptics shall choose one such arbitrator, EPC shall choose one such arbitrator, and such two arbitrators shall mutually select a third such arbitrator. Any decision of two such arbitrators shall be binding on CyberOptics and EPC. If the matter in dispute is related to patents, the arbitrators shall be registered Patent Attorneys. There shall be limited discovery prior to the arbitration hearing, subject to the discretion of the arbitrators, as follows:
(a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrator upon a showing of good cause. Each party shall pay its own costs and expenses (including counsel fees) of any such arbitration except that the arbitrator can compel one party to pay all or a portion of the other party's costs and expenses.


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


         7.5 Sole Remedy. The provisions of this Article 7 constitute the sole remedy of CyberOptics for any breach of a representation or warranty by EPC.

                                    ARTICLE 8

                                  MISCELLANEOUS

8. General Provisions. The provisions of this Article 8 shall apply to this Agreement and its Exhibits.

         8.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, regardless of its provisions on the conflict of laws.

         8.2 Jurisdiction. Subject to the provisions of Paragraph 7.4, all disputes arising out of this Agreement will be subject to the exclusive jurisdiction and venue of the state and federal courts located in Minneapolis, Minnesota, and the parties consent to the personal and exclusive jurisdiction of such courts.

         8.3 Successors and Assigns. Except as specifically otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy (with acknowledgement of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                    (i)     if to EPC, to:

                            Cynthia J. Whitehead
                            President and CEO
                            Electronic Packaging Company
                            2209 Wisconsin St., Suite 101
                            Dallas, TX 75229-2060

                   (ii)     if to CyberOptics, to:

                            Steven M. Quist
                            President
                            CyberOptics Corporation
                            5900 Golden Hills Dr.
                            Golden Valley, MN 55416

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered at the address of the party to be notified; provided,


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


however, that such address shall have been furnished to the person giving notice (as specified above) and the address shall be at an entity that maintains regular business hours (except for holidays) throughout the entire year. In the event that the address furnished is not at an entity that maintains regular business hours, notice shall be deemed given upon the earlier of personal delivery or, if sent by mail, at the earlier of its receipt or 72 hours after deposit in a regularly maintained receptacle for the deposit of the U.S. mail, addressed and mailed as aforesaid.

         8.5 Delays or Omissions. Except as provided herein (including, without limitation, in Paragraph 7.3 hereof), no delay or omission to exercise any right, power or remedy accruing to any party hereunder upon any breach or default of CyberOptics or EPC under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any such holder, shall be cumulative and not alternative.

         8.6 Expenses. CyberOptics and EPC shall bear their own expenses (including attorney fees) incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

         8.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

         8.8 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

         8.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

         8.10 Mutual Drafting. This Agreement is the joint product of CyberOptics and EPC, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of CyberOptics and EPC, and shall not be construed for or against any party hereto on account of the alleged or demonstrated responsibility of any particular party or parties for the drafting of such provision.

         8.11 Attorneys' Fees. If one party brings an action against the other party to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its reasonable costs and expenses, including reasonable attorneys' fees and costs, incurred in connection with such action, including any appeal of such action.


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


         8.12 Representation of Counsel. EPC is represented by counsel for the purposes of the subject matter of this Agreement, and further, that it has had adequate time to consider the provisions of this Agreement and the advise of its counsel before entering into this Agreement.

         8.13 Entire Agreement: Amendment. This Agreement and the Incorporated Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

ACCEPTED AND AGREED TO:

ELECTRONIC PACKAGING COMPANY               CYBEROPTICS CORPORATION

-------------------------------------      -------------------------------------
Cynthia J. Whitehead                       Steven M. Quist
President & CEO                            President


Date:                                      Date:
     --------------------------------           --------------------------------


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